Exhibit 10.15

TRADEMARK SECURITY AGREEMENT

THIS TRADEMARK SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “Trademark Security Agreement”), dated as of September 1, 2021, is made by MELT PHARMACEUTICALS, INC., a Delaware corporation (the “Grantor”) in favor of HARROW HEALTH, INC., a Delaware corporation (“Lender”).

W I T N E S S E T H:

WHEREAS, Grantor and Lender have entered into that certain Loan and Security Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, as a condition to the extension of credit by the Lender to the Grantor under the Loan Agreement, Grantor has agreed to grant to the Lender a security interest in, and lien on, all of the Trademark Collateral (defined below); and

WHEREAS, pursuant to the Loan Agreement, Grantor is required to execute and deliver this Trademark Security Agreement to the Lender for purposes of recording such security interest with the United States Patent and Trademark Office;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor hereby agrees as follows:

Section 1. Defined Terms. Capitalized terms used herein without definition are used as defined in the Loan Agreement.

Section 2. Grant of Security Interest in Trademark Collateral. Grantor, as security for the payment and performance, as the case may be, in full of the Obligations of Grantor, hereby assigns and pledges to the Lender, its successors and permitted assigns, a lien on and security interest in all of its right, title and interest in or to any and all of the following Collateral of Grantor (the “Trademark Collateral”):

(a) all of its trademark registrations and applications, including, without limitation, those listed on Schedule 1 hereto;

(b) all renewals and extensions of the foregoing;

(c) all goodwill of the business connected with the use of, and symbolized by, each such trademark;

(d) all rights of any kind whatsoever of Grantor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world; and

(e) all income, fees, royalties, damages, proceeds and liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.

Notwithstanding the foregoing, no grant of any lien or security interest shall be deemed granted hereunder on or in any “intent to use” trademark application until such time, if any, as a Statement of Use or Amendment to Allege Use, as applicable, has been filed with and accepted by the United States Patent and Trademark Office, at which time such trademark application shall automatically become part of the Trademark Collateral unless it is otherwise excluded from the Collateral pursuant to the terms of the Loan Agreement.

Section 3. After-Acquired Property. If the Grantor shall at any time after the date hereof (i) obtain any rights to any additional Trademark Collateral or (ii) become entitled to the benefit of any additional Trademark Collateral or any renewal or extension thereof, or any improvement on any Trademark Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Trademark Collateral as if such would have constituted Trademark Collateral at the time of execution hereof and be subject to the lien and security interest created by this Trademark Security Agreement without further action by any party. Grantor shall promptly provide to the Lender written notice of any of the foregoing and confirm the attachment of the lien and security interest created by this Trademark Security Agreement to any rights described in clauses (i) and (ii) above by execution of an instrument in form reasonably acceptable to the Lender and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Lender’s security interest in such Trademark Collateral. Further, the Grantor authorizes the Lender to modify this Trademark Security Agreement by amending Schedule 1 to include any Trademark Collateral of such Grantor acquired or arising after the date hereof.

Section 4. Loan Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Lender pursuant to the Loan Agreement, and Grantor and Lender hereby acknowledges and agrees that the rights and remedies of the Lender with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Loan Agreement. In the event of a conflict between the provisions of this Trademark Security Agreement and the provisions of the Loan Agreement, the Loan Agreement shall control.

Section 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 6. Governing Law. This Trademark Security Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

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Section 7. Security for Obligations. The grant of a security interest in the Trademark Collateral by Grantor under this Trademark Security Agreement secures the payment of all Obligations of Grantor now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this Trademark Security Agreement secures, as to Grantor, the payment of all amounts that constitute part of the secured Obligations and that would be owed by Grantor to Lender under the Loan Documents but for the fact that such secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party. This Trademark Security Agreement shall terminate and the lien on and security interest in the Trademark Collateral shall be released upon the indefeasible payment in full in cash of the Obligations and the termination of the Loan Agreement, as more fully set forth in Section 11.1 of the Loan Agreement.

Section 8. Recordation. This Trademark Security Agreement has been executed and delivered to the Lender by the Grantor for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office, the European Union Intellectual Property Office, and other foreign intellectual property offices as desired by the Lender. Grantor authorizes and requests that the Commissioner for Trademarks record this Trademark Security Agreement.

Section 9. Severability. In case any one or more of the provisions contained in this Trademark Security Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Loan Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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IN WITNESS WHEREOF, Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTOR:

MELT PHARMACEUTICALS, INC.

By:	/s/ Larry Dillaha
Name:	Larry Dillaha
Title:	Chief Executive Officer

LENDER:

HARROW HEALTH, INC.

By:	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Chief Financial Officer

Signature Page to Trademark Security Agreement